UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2018

AVANT DIAGNOSTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54004	98-0599151
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 30th Street NW Suite 107

Washington, D.C. 20007

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (732) 410-9810

217 Perry Parkway, Suite 8

Gaithersburg, MD 20877

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01 Entry into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets

Item 3.02  Unregistered Sales of Equity Securities.

On March 30, 2018, Avant Diagnostics, Inc. entered into an Asset Purchase Agreement (the "Purchase Agreement") with Amarantus Bioscience Holdings, Inc., a Nevada corporation ("AMBS") pursuant to which the Company sold all intellectual property related to its MSPrecise®, Lympro®, and NuroPro® assets to AMBS in exchange for, among other things, the following: (i) cancellation of all principal, interest and other amounts owed to AMBS pursuant to those certain promissory notes issued on February 28, 2016 (which was assumed by the Company in connection with that certain asset purchase agreement, dated May 11, 2016, by and between the Company and Theranostics Health, Inc.) and March 7, 2016 (of which $100,000 has been paid to date), (ii) assumption by AMBS of $322,500 of contingent liabilities assumed by the Company pursuant to the terms of that certain share exchange agreement, dated May 11, 2016, by and between the Company and AMBS (the “Exchange Agreement”), (iii) the issuance by AMBS of 1,000,000 shares of its common stock to the Company, subject to a lock-up period substantially similar to the lock-up period described below and (iv) the issuance of approximately 30,092,743 shares by the Company to AMBS in satisfaction of all remaining amounts owed to AMBS pursuant to the terms of the Exchange Agreement, subject to the lockup period described below (the “Transaction”). The Transaction closed upon the execution of the Purchase Agreement.

The Purchase Agreement includes customary representations, warranties and covenants of the Company, and AMBS made solely for the benefit of the parties to the Purchase Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the Company and AMBS and may be subject to important qualifications and limitations agreed to by the Company and AMBS in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for purposes of allocating risk among the Company and AMBS rather than establishing matters as facts. Persons not party to the Purchase Agreement, including, without limitation, the Company's shareholders and other investors, should not rely on the representations, warranties and covenants in the Purchase Agreement or any description thereof as characterizations of the actual state of facts of the Company and AMBS or any of their respective subsidiaries or affiliates.

The Company issued an aggregate consideration of 30,092,743 shares of its common stock for the Transaction (the "Consideration"). Each share of Company common stock received in connection with the Transaction shall be subject to a lock-up beginning on the Effective Date and ending on the earlier of (i) eighteen (18) months after such date or (ii) a Change in Control (as defined in the Purchase Agreement) or (iii) written consent of the Company, at the Company's sole discretion.

The Consideration described above was not registered under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) or other appropriate exemptions promulgated under the Securities Act. This current report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such securities contain a legend stating the same.

The foregoing information is a summary of the agreement involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K. Readers should review such agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01. Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

To the extent required by this item, the unaudited pro forma financial information required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Current Report is required to be filed.

(c) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description of Exhibit

2.1	Asset Purchase Agreement, dated March 30, 2018, by and between Avant Diagnostics, Inc. and Amarantus Bioscience Holdings, Inc.*

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANT DIAGNOSTICS, INC.

Dated: April 6, 2018	By:	/s/ Scott VanderMeer
Scott VanderMeer Interim Chief Financial Officer